Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated July 29, 2024 relating to the financial statements of Dome Capital, LLC, which comprise the balance sheet as of December 31, 2023, the related statements of operations, changes in member’s equity, and cash flows for the period from January 18, 2023 (inception) to December 31, 2023, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO
August 14, 2024

Artesian CPA, LLC

1312 17th Street, #462 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com